Exhibit 10.32

100 Sunnyside Blvd., Woodbury, NY 11797 • Phone (516) 677-0200 • Fax (516) 714-1200 • Internet www.veeco.com

Personal & Confidential

December 14, 2006

Mr. Benjamin Loh Gek Lim

Roppongi Hills Residence Unit B-3101

12-2, Roppongi 6-Chome, Minato-Ku

Tokyo 106-0032, Japan

EMPLOYMENT AGREEMENT AMENDMENT

Dear Mr Loh:

This amendment (the “Amendment”) to the March 13, 2006 Employment Agreement (the “Employment Agreement”) sets forth certain changes to the terms and conditions under which Veeco Asia Pte. Ltd (hereinafter called “the Company”) employs you.

1.              Title; Responsibilities; Reporting Relationship

Effective December 6, 2006, your title will be Executive Vice President and General Manager, Global Operations.  Your responsibilities will include worldwide sales and service for the Company.  You will report to the Chief Executive Officer in the U.S., or his/her designee, or to such other persons as the Company may notify you in writing.

The Company shall have the right to reassign you to another position with the Company or one of its affiliates from time to time in the future.  The duties you will have in connection with any such position, and your reporting responsibilities in such position, will be communicated to you at the time you are advised of such position.

2.              Remuneration

2.1                     You will be paid a Basic Salary of 45,208 Singapore Dollars (SGD) per month, payable monthly in arrears (or such other amounts as may from time to time be agreed in writing).   Your basic salary shall be subject to annual review in accordance with Company policy, at the sole discretion of the Company.

2.2                     You will be eligible to participate in the Veeco Annual Management Bonus Plan with a target bonus of 60% of your annual base earnings based on Company and individual performance which is subject to Board of Director approval.

2.3                     You will receive the following long-term incentive awards with an effective date of December 6, 2006:

Solutions for a nanoscale world.

2.3.1                        Stock options for 10,000 shares of Veeco common stock to vest on each of the first three anniversaries of the date of grant, subject to your continued employment, and

2.3.2                        A restricted stock award in the amount of 25,000 shares of Veeco common stock, the restrictions upon which will lapse on each of the first three anniversaries of the date of grant, subject to your continued employment, and

2.3.3                        A three-year cash incentive plan, the target for which will be increased from 30% (your current target) to 40% (your new target).

The awards described above will be subject to the terms of the applicable plan as well as any related agreement.

3.              Duration of Employment Agreement

3.1                     The Company shall be entitled to terminate your employment upon twelve (12) months prior written notice.  In lieu of notice, the Company may pay your base salary and other non-contingent monetary benefits which otherwise would have been payable during this notice period.

4.     Other

Except as set forth herein, the terms and conditions contained in the March 13, 2006 Employment Agreement shall remain in full force and effect.

Please confirm your acceptance of the above terms and conditions by signing this Agreement below and returning it to the Company no later than January 15, 2007.

Sincerely,

Veeco Asia Pte. Ltd

Edward H. Braun	Robert Bradshaw
Chairman and Chief Executive Officer	Senior Vice President
Corporate Human Resources

Accepted and Agreed:

Benjamin Loh Gek Lim	Date